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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1993       1994      1995      1996        1997      6/30/98
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 80,472   $ 75,815   $ 80,777  $ 82,082    $ 81,009    $ 77,771
   Interest on Other Long-term Debt. . . . . . . .   16,846     16,415     16,404    18,025      28,163      33,462
   Interest on Short-term Debt . . . . . . . . . .    1,615      3,366      5,119     3,639       4,569       4,974
   Miscellaneous Interest Charges. . . . . . . . .    2,954      3,913      5,323     7,327       6,857       9,501
   Estimated Interest Element in Lease Rentals . .    7,900      7,700      7,000     6,600       6,000       6,000
        Total Fixed Charges. . . . . . . . . . . . $109,787   $107,209   $114,623  $117,673    $126,598    $131,708

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $125,132   $102,345   $115,900  $133,689    $120,514    $116,975
   Plus Federal Income Taxes . . . . . . . . . . .   51,681     39,599     53,355    65,801      54,835      52,129
   Plus State Income Taxes . . . . . . . . . . . .    8,887      5,910      7,273    10,180       8,109       8,385
   Plus Fixed Charges (as above) . . . . . . . . .  109,787    107,209    114,623   117,673     126,598     131,708
        Total Earnings . . . . . . . . . . . . . . $295,487   $255,063   $291,151  $327,343    $310,056    $309,197

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.69       2.37       2.54      2.78        2.44        2.34
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